Exhibit 3.1

WHEELER REAL ESTATE INVESTMENT TRUST, INC.

ARTICLES SUPPLEMENTARY

Wheeler Real Estate Investment Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland (the “Department”) that:

FIRST: Under a power contained in Article V of the charter of the Corporation (as amended or restated from time to time, the “Charter”) and Section 2-105 of the Maryland General Corporation Law, the Board of Directors of the Corporation (the “Board”), by duly adopted resolutions, classified and designated an additional 1,500,000 shares of authorized but unissued preferred stock, without par value per share, of the Corporation as additional shares (the “Additional Shares”) of Series D Cumulative Convertible Preferred Stock (the “Series D Preferred Stock”).

SECOND: A description of the preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, terms and conditions of redemption and other terms and conditions of the Series D Preferred Stock is set forth in the Articles Supplementary filed with, and accepted for record by, the Department on September 16, 2016.

THIRD: The Additional Shares have been classified and designated by the Board under the authority contained in the Charter. After giving effect to the classification of the Additional Shares set forth herein, the total number of Series D Preferred Stock that the Corporation has authority to issue is 4,000,000. There has been no increase in the authorized shares of stock of the Company effected by these Articles Supplementary.

FOURTH: These Articles Supplementary have been approved by the Board in the manner and by the vote required by law.

FIFTH: Each of the undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, each of the undersigned acknowledges that, to the best of his or her knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its Chairman of the Board and Chief Executive Officer and attested to by its Secretary on this 1st day of December, 2016.

ATTEST:	WHEELER REAL ESTATE INVESTMENT TRUST, INC.:

By:	/s/ Robin A. Hanish	By:	/s/ Jon S. Wheeler
	Name: Robin A. Hanish		Name: Jon S. Wheeler
	Title: Secretary		Title: Chairman & CEO